Exhibit 10.1

August 18, 2005

Diane M. McClintock

10 Bridge Street

Hamilton, MA 01982

Dear Diane:

This will confirm our agreement pursuant to which you will provide such financial services to AutoImmune Inc. as the Chairman of the Board of Directors of AutoImmune or his designee shall reasonably require. You will function as the principal financial officer of AutoImmune for certification purposes and may be designated an officer of the corporation. Your services will include assistance in the quarterly close of AutoImmune’s books; preparation of Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K; working with the Audit Committee of AutoImmune’s Board of Directors; preparation of tax returns on behalf of AutoImmune; assistance in the preparation and dissemination of press releases; assistance in the preparation of AutoImmune’s annual report to stockholders; assistance in the preparation of AutoImmune’s proxy statements; attendance to insurance and benefits matters involving AutoImmune; and assistance with the calling and holding of meetings of AutoImmune’s stockholders.

For these services, AutoImmune shall pay you at the rate of one hundred dollars ($100) per hour during the term of your employment. You shall submit on a monthly basis a report setting forth in reasonable detail the nature of your activities during the preceding month and the time spent on those activities. You will be paid for your services within thirty (30) days after AutoImmune receives your report. You shall also be reimbursed for expenses incurred by you in the performance of your duties under this agreement to the extent these expenses were approved in advance by AutoImmune and upon submission of appropriate documentation.

This agreement may be terminated by either you or AutoImmune effective as of November 17, February 17, May 17 or August 17 of a calendar year upon thirty (30) days’ prior written notice, except that AutoImmune may terminate you for cause at any time.

This agreement constitutes the entire agreement between you and AutoImmune with respect to the subject matter hereof and may not be modified or changed or its provisions waived, except by an agreement in writing. This agreement shall inure to the benefit of and be binding upon our respective heirs, personal representatives, successors and assigns.

If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to AutoImmune the enclosed copy of this letter.

Very truly yours, AUTOIMMUNE INC.

By:	/S/ ROBERT C. BISHOP
Robert C. Bishop Its Chief Executive Officer

AGREED:

By:	/S/ DIANE M. MCCLINTOCK
Diane M. McClintock